Exhibit 99.2

Ozop Energy Solutions, Inc. Completes Restructuring of Ozop Engineering and Design, Expands Service Offerings with New Business Model and Support Programs

Warwick, NY, September 19th, 2024 (GLOBE NEWSWIRE) – Ozop Energy Solutions, Inc. (OZSC) is pleased to announce the completion of a restructuring of its subsidiary, Ozop Engineering and Design. This restructuring not only expands the company’s service offerings but also refines its approach to revenue generation by integrating enhanced support programs and rep agency partnerships.

Expanded Services and Pre-Site Support

Ozop Engineering and Design has broadened its services beyond lighting controls commissioning to include pre-site visits, project specification work, and other essential project support services. These additional offerings ensure that clients can receive full-service solutions, from project planning to execution, helping streamline their efforts and optimize the performance of their systems.

New Business Model: Rep Agencies as Sales Partners

To capitalize on these expanded offerings, Ozop has restructured its business model to allow rep agencies to sell Ozop’s commissioning services. This model opens the door for partners like Moxie Lighting LLC to sell Ozop’s services and secure a commission, creating a symbiotic relationship that drives growth for both Ozop and its reps.

This shift not only provides a new revenue stream for Ozop but also allows rep agencies to remonetize older clients by offering them access to new service programs like Ozop Secure, providing continued support and added value to their existing customer base.

Retooling and Enhancing Ozop Secure

As part of this restructuring, Ozop has also retooled its Ozop Secure program to better serve its clients. By working closely with partners and gathering critical feedback, the company has refined the program to ensure it delivers the highest levels of ongoing maintenance and support.

Ozop Secure now offers a tiered service structure, giving clients the flexibility to choose the right level of support for their needs. These packages—Platinum, Gold, Silver, and Bronze—include a range of services such as quarterly scheduled maintenance, remote diagnostics, and unlimited technical hotline support.

●	Platinum: Comprehensive support with 24-hour response times, advanced remote diagnostics, and full system programming support.

●	Gold: Mid-tier support including quarterly equipment inspections and rapid response services.

●	Silver: Basic coverage, ideal for facilities without in-house engineers or those requiring flexible scheduling.

●	Bronze: Hotline support for facilities that need occasional assistance with system operations.

Through this retooling, Ozop Secure now enables rep agencies to offer their clients valuable ongoing support, extending the lifecycle of existing systems while providing them with new monetization opportunities.

Strategic Partnership with Moxie Lighting LLC

Ozop has also signed a key agreement with Moxie Lighting LLC to provide commissioning services. As part of this partnership, Ozop recently completed training for a number of control lines offered by Moxie, ensuring the company can fully support Moxie’s projects and provide top-tier commissioning services to their clients. This is the first of a number of similar contracts with additional controls companies.

Brian Conway, CEO of Ozop Energy Solutions, stated:

“Our recent restructuring is all about tightening our services and creating real value for our partners and clients. By working closely with our rep agencies, we’ve created new opportunities for them to generate revenue while delivering critical services to their clients. The retooled Ozop Secure program is a prime example of this, offering a full range of support options designed with their feedback in mind.”

About Ozop Energy Solutions.

Ozop Energy Solutions (Ozop Energy Solutions (http://ozopenergy.com/) is the flagship company that oversees a wide variety of products in various stages of development in the renewable energy sector. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Automated Room Controls, Inc.

Also known as ARC, Inc. its mission is to deliver cutting-edge technology that simplifies complex control needs, ensuring seamless integration and exceptional performance. We aim to lead the industry by continuously innovating and providing solutions that meet the evolving demands of our customers. Our vision is to make control systems smarter, more efficient, and more accessible to everyone.

www.ARControl.com

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

About Ozop Engineering and Design

Ozop Engineering and Design engineers’ energy efficient, easy to install and use, digital lighting controls solutions for commercial buildings, campuses, and sports complexes throughout North America. Products include relays panels, controllers, occupancy/vacancy sensors, daylight sensors and wall switch stations. Ozop has a dedicated design team that produces system drawings and a technical support group for product questions and onsite system commissioning. Our mission is to be recognized for our deep understanding of power management systems and ability to provide the right solution for each facility.

www.ozopengineering.com

About Ozop Capital Partners

Ozop Capital Partners, Inc. is a wholly owned subsidiary of the Company, and wholly owns EV Insurance Company, Inc. (“EVIC”). EVIC, DBA Ozop Plus is licensed as a captive insurer that reinsures. www.OzopPlus.com

https://twitter.com/OzopEnergy

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Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

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